Exhibit 99.5

Gelteq Limited

Level 4

100 Albert Road

South Melbourne VIC, 3025

Australia

September 24, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Life Sciences

100 F Street, NE

Washington, D.C. 20549

Attn: Tamika Sheppard

Re:	Gelteq Limited
Registration Statement on Form F-1
Filed September 12, 2024
File No. 333-280804

Dear Ms. Sheppard,

The undersigned, Gelteq Limited, an Australian public limited company (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the filing of the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering (“IPO”) of ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (IASB), as of June 30, 2023 and 2022 and for each of the two fiscal years ended June 30, 2022 and 2021 and unaudited interim consolidated financial statements as of March 31, 2023 and for each of the nine-month periods ended March 31, 2024 and 2023.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended June 30, 2024 will be available until December 2024.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is hereby filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

Gelteq Limited

By:	/s/Nathan Givoni
Name:	Nathan Givoni
Title:	Chief Executive Officer